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                                                                     EXHIBIT 3.1

                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                             BROUGHTON FOODS COMPANY

FIRST.     The name of the Corporation is Broughton Foods Company.

SECOND. The principal office of the Corporation in the State of Ohio, is to be located at Marietta, in Washington County.

THIRD.     The purpose or purposes of the Corporation are:

           1. To produce, develop, raise, manufacture, process, buy, sell, distribute, market, and otherwise acquire, use, dispose of, and generally deal, in every manner, in farm, dairy and food products, solid and liquid, of every kind, nature and description whatsoever.

           2. To provide food services of every description and in every manner, including vending, catering, and the operation of concessions and restaurants.

           3. To do all things necessary or incidental to the foregoing purposes enumerated in Paragraphs 1 and 2 hereof, including acquiring, owning, holding, building, developing, using, operating, inventing, disposing of and dealing, in every manner, in all real and personal property, tangible or intangible, of every nature and description, with respect to any interest or right therein, and, in general, to carry on any other lawful business whatsoever related to the business of the Corporation, or which is calculated, directly or indirectly, to promote the interests of the Corporation or to enhance the value of any of its properties; and to have an exercise all rights, powers and privileges which are now or may hereafter be conferred on corporations by the laws of Ohio; provided, however, that nothing contained in this



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     Article at any time shall be construed as authorizing the Corporation to carry on the business of a public utility or railroad, as defined by the public utility laws of the State of Ohio.

     4. To enter into, make, perform and carry out contracts and agreements of every kind and description which may be necessary, appropriate, convenient or advisable in carrying out the foregoing purposes of the Corporation, with any person, association, firm, corporation, country, state, municipality, board of education, or any other governmental division or subdivision, wheresoever located.

FOURTH. Section 1. The maximum number of shares which Broughton Foods Company is authorized to have outstanding is Ten Million (10,000,000) shares of Common Stock, par value One Dollar ($1.00) per share. Each share of Class A Common Stock and Class B Common Stock issued and outstanding is hereby, without further action, automatically converted into one share of Common Stock. Certificates formerly representing shares of Class A Common Stock and Class B Common Stock will automatically represent shares of Common Stock without necessity for exchange of shares. As shares of stock formerly designated as Class A Common or Class B Common Stock are, from time to time, delivered to the Company or its transfer agent for transfer, reissue or any other reason then in such event new shares of Common Stock shall be issued. Said new shares of Common Stock shall make no reference as to whether the former shares were Class A Common Stock or Class B Common Stock.

     Section 2. The express terms and provisions of the Common Stock are as follows:

          (a) Holders of Common Stock shall be entitled to one vote per share on all matters.

          (b) Holders of Common Stock shall have no preemptive rights in shares of the same class or of any other class.

     Section 3. The stated capital of Broughton Foods Company shall be not less than the aggregate par value of the total shares at the time issued and outstanding.

FIFTH. The provisions of Section 1701.831 of the Ohio Revised Code, entitled "Control share acquisitions; prior shareholder authorization required; severability of section" does not apply to control share acquisitions (as defined therein and in Section 1701.01 of the Ohio Revised Code) of shares of this corporation.

SIXTH. These Amended Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.


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